Pricing Supplement dated June 1, 2001                             Rule 424(b)(2)
(To Prospectus dated December 1, 1999 and                     File No. 333-88509
Prospectus Supplement dated June 28, 2000)                   Cusip No. 88319QD83



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue
                                  Floating Rate


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Principal Amount: $250,000,000                    Initial Interest Rate:   4.19%

Agent's Discount or Commission: 0.25%         Original Issue Date:  June 6, 2001

Net Proceeds to Issuer: $249,375,000         Stated Maturity Date:  June 6, 2003
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Interest Payment Dates:
           X  Regular Floating Rate Note

         ____ Floating Rate/Fixed Rate Note
              Fixed Rate Commencement Date:
              Fixed Interest Rate: %

         ____ Inverse Floating Rate Note
           ____ Fixed Interest Rate: %

Interest Rate Basis or Bases:
 ___  CD Rate                 ___  Federal Funds Rate  ___  Prime Rate
 ___  CMT Rate                 X   LIBOR               ___  Other (see attached)
 ___  Commercial Paper Rate   ___  Treasury Rate

If LIBOR:
         ___  LIBOR Reuters Page:
          X   LIBOR Telerate Page:   3750
         LIBOR Currency:  USD

If CMT Rate:
     CMT Telerate Page:
         ___  Telerate Page 7051
         ___  Telerate Page 7052
              ___ Weekly Average
              ___ Monthly Average

Spread (+/-):   + 0.25%                         Maximum Interest Rate: %

Spread Multiplier:                              Minimum Interest Rate: %

Index Maturity:   3 month

Initial Interest Reset Date:  September 6, 2001

Interest Reset Dates:    September  6,  December  6,  March 6 and June 6 of each
                         year, commencing September 6, 2001

Interest Payment Dates:  September  6,  December  6,  March 6 and June 6 of each year, commencing September 6, 2001


Regular Record Date(s):  15 calendar  days before each  Interest  Payment  Date, whether or not a business day.

Calculation Agent (if other than SunTrust Bank):

Day Count Convention:
         X Actual/360 for the period from June 6, 2001 to June 6, 2003
           Actual/Actual for the period from ____________to __________________
           30/360 for the period from _________ to __________

Redemption:
          X The Notes cannot be redeemed prior to the Stated Maturity Date. The Notes can be redeemed prior to Stated Maturity Date. Initial Redemption Date:
             Initial Redemption Percentage:   _______ %
             Annual Redemption Percentage Reduction _____% until Redemption
               Percentage is 100% of the Principal Amount.

Optional Repayment:
          X The Notes cannot be repaid prior to the Stated Maturity Date.
            The Notes can be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
            Optional Repayment Date(s):
            Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  ___  Yes   X  No
   Issue Price: %

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent:
 X  Merrill Lynch, Pierce, Fenner &
       Smith Incorporated               ___  FleetBoston Robertson Stephens Inc.
___  Banc of America Securities LLC      X   J. P. Morgan Securities Inc.
___  Barclays Capital Inc.              ___  Salomon Smith Barney Inc.
___  Deutsche Bank Securities Inc.       X   UBS Warburg LLC
___  First Union Securities, Inc.       ___  Other:  _________________

Agent acting in the capacity as indicated below:
          X  Agent        ___ Principal

If as Principal:
         ___ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         ___ The Notes are being offered at a fixed initial public offering price of _______% of the principal amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other Provisions:

         Terms are not completed for certain items above because such items are not applicable.